Exhibit 10.6

The symbol “[***]” denotes places where certain identified information has been excluded from the exhibit because it is both (i) not material, and (ii) is the type that the registrant treats as private or confidential.

DATED December 13, 2024

FRAMEWORK

SALES AND PURCHASE AGREEMENT

BETWEEN

BITMAIN TECHNOLOGIES DELAWARE LIMITED

(“BITMAIN”)

and

Ethereal Tech US Corporation (“PURCHASER”)

BM Ref: [***]

THIS AGREEMENT (the “Agreement”) is made on December 13, 2024.

BETWEEN:

(1) BITMAIN TECHNOLOGIES DELAWARE LIMITED, a company incorporated under the laws of the State of Delaware, the United States (File Number: 6096946), having its registered office at 840 New Burton Street, Suite 201, Dover, Kent, DE 19904 (“BITMAIN”); and

(2) Ethereal Tech US Corporation, a company incorporated under the laws of the State of Delaware, the United States, (File Number: 6472467), having its registered office at 1013 Centre Road, Suite 403S, Wilmington, Delaware, County of New Castle, the United States of America (“Purchaser”).

Each of the parties to this Agreement is referred herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A) Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the products of BITMAIN and is familiar with the purchase and ordering process of products of BITMAIN.

(B) Purchaser and BITMAIN desires to establish a framework for the sales and purchase of the Products (as defined below) in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Parties agree as follows:

1. Definitions and Interpretations

1.1 The following terms, as used herein, have the following meanings:

“Affiliate(s)” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” means the Agreement for the sales and purchase of Products, including Orders for it, which are its integral parts.

“Applicable Law(s)” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

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“Business Day(s)” means a day (other than Saturday or Sunday) on which banking institutions in the Relevant Jurisdiction are open generally for normal banking business.

“Contracted Hashrate” means the aggregation of the hashrate of all the Products as set forth in the applicable Order.

“Control” means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that in the case of a Person that is an entity, such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the holders of the shares or other equity interests or registered capital of such Person or power to control the composition of a majority of the board of directors or similar governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Digital Currency” means USDT, USDC, or any other digital currency as agreed between the Parties in writing.

“Fiat Currency” means US Dollar, or any other government-issued currency designated as legal tender in its country of issuance through government decree, regulation, or law.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, non-foreseeable, or even if foreseen, was unavoidable and occurs after the date of this Agreement in or affecting the Relevant Jurisdictions. “Force Majeure Event(s)” include, without limitation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of God, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions, acts of government, and other instances which are accepted as a force majeure event in general international commercial practice. For the avoidance of doubt, any prohibition or restriction in relation to the production and/or sale of cryptocurrency mining hardware declared by any Governmental Authority (other than the local Governmental Authority with competent authority over BITMAIN) shall not constitute a Force Majeure Event.

“Governmental Authority” means any government of any nation, federation, province, state or locality or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

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“Order” means any of the Orders to this Agreement, drawn up according to the sample, in accordance with Appendix B to this Agreement, defining the name of the Products and other essential conditions determined by the Parties;

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality).

“Purchase Unit Price” the per T price of the Products, as set forth in the Applicable Orders.

“Product(s)” means the high-end models of the S-series cryptocurrency mining hardware and other equipment or merchandise (including but not limited to the S21 XP and S21 Pro) that BITMAIN will sell to the Purchaser in accordance with this Agreement, details of which are set forth in the applicable Orders.

“Quantity of the Products” means the quantity of the Products as set forth in the applicable Order, being the quotient of the Contracted Hashrate divided by Rated Hashrate per Unit as set forth in the applicable Order, which is for reference only and shall not be deemed as any representation, warranty or covenant made by BITMAIN. The Quantity of the Products shall be automatically adjusted in accordance with the change (if any) of the Rated Hashrate per Unit of the delivered Products.

“Rated Hashrate per Unit” means the rated hashrate of each unit of the Products as set forth in the applicable Order.

“Relevant Jurisdiction” means the State of Delaware, the United States.

“Shipping Method” means the shipping method the Purchaser desires BITMAIN to deliver to Products, details of which are set forth in the applicable Order.

“Shipping Period” means the estimated time period when BITMAIN shall deliver the Products pursuant to Clause 4 of this Agreement on condition that the Purchaser has fulfilled its payment obligations under the applicable Order.

“Total Purchase Price” means the total purchase price of the Products as set forth in the applicable Order, being the product of Purchase Unit Price multiplied by the Contracted Hashrate.

“US$” or “US Dollar(s)” means the lawful currency of the United States of America.

“Warranty Period” means the period of time that the Products are covered by the warranty granted by BITMAIN or its Affiliates in accordance with Clause 6.

“Warranty Start Date” means the date on which the Products are delivered pursuant to Clause 4.1 as recorded on BITMAIN Website (as defined below).

1.2 In this Agreement, unless otherwise specified:

(a) Any singular term in this Agreement shall be deemed to include the plural and vice versa where the context so requires.

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(b) The headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

(c) References to Clause(s), Appendix(es) and Orders are references to Clause(s), Appendix(es) and Orders of this Agreement.

(d) The Appendixes and Orders form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

(e) Unless specifically stated otherwise, all references to days shall mean calendar days.

(f) Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

2. Sales and Purchase of Products

2.1 Subject to the terms and conditions set forth herein and the Orders to this Agreement, the Purchaser agrees to purchase and BITMAIN agrees to sale the Products agreed in each of the applicable Order.

2.2 This Agreement is a framework agreement; it defines the general conditions of the obligations of the Parties. The model, specifications, reference quantity, Shipping Method, Shipping Period, price and the payment schedule of the Products are agreed upon by the Parties in the Orders to this Agreement.

2.3 The Orders must contain a reference to the BM Ref number and date of this Agreement and, after signing, are an integral part of this Agreement.

3. Price and Terms of Payment

3.1. The Purchaser shall pay the Total Purchase Price of Products under each Order in accordance with the payment schedule as set forth in the applicable Order.

3.2 All sums payable by the Purchaser to BITMAIN shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason. Unless otherwise explicitly specified herein, any and all payments made by the Purchaser (including, without limitation, the payment of the Total Purchase Price) are not refundable. Without prejudice to the foregoing, the Parties acknowledge and agree that BITMAIN shall be entitled to deduct from, set-off and apply any and all deposits and balance of the Purchaser for any sums owed by the Purchaser to BITMAIN, including but not limited to any liquidated damages, indemnities, liabilities, etc.

3.3 In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price with respect to any applicable batch before the prescribed deadline(s) as set forth in Orders without BITMAIN’s prior written consent, BITMAIN, at its sole discretion, shall be entitled to: (a) charge default interest on all unpaid amount with respect to each applicable batch, at the rate of twelve percent (12%) per annum; and (b) continue to perform its obligations with respect to such applicable batch, provided that, in each case, any and all the losses, claims, damages or liabilities that BITMAIN may suffer shall be fully indemnified by the Purchaser.

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3.4 Before the Purchaser makes any payment on any Product(s), the Parties shall confirm and agree on the Order against which payment is being made. This confirmation shall be used to determine matters where different arrangements are applicable to different Orders, including, but not limited to, defaults of the Purchaser and the product discount (if any) offered to the Purchaser.

3.5 The Purchaser shall complete the relevant order processing procedures on the official website of BITMAIN: https://shop.bitmain.com (the “BITMAIN Website”) in accordance with BITMAIN’s instructions.

3.6 The Parties understand and agree that the Total Purchase Price as set forth in Orders is inclusive of the insurance (as set forth in Article 4 of this Agreement) fee and applicable bank transaction fee, but is exclusive of the logistics costs of shipping from BITMAIN’s factory to the designated place of the Purchaser, relevant maintenance or other applicable costs of the Purchaser to purchase the Products, and any and all applicable import duties, taxes (any value-added taxes, sales and use tax and other similar turnover tax) and governmental charges.

3.7 The Purchaser is responsible for being compliant with tax filing requirement regulated by any federal, state or local taxing authority in the United States regarding all applicable taxes, including, but not limited to sales and use tax, value added taxes and any other governmental charges and duties connected with the services provided by BITMAIN or the payment of any amounts hereunder. The Purchaser agrees to provide BITMAIN with the tax payment certificate or acknowledgement or the confirmation email issued by the relevant state tax authorities regarding the abovementioned taxes as applicable.

3.8 The Purchaser and BITMAIN agree to cooperate in good faith to ensure full compliance with all tax obligations and to maintain accurate records of sales tax transactions. By agreeing to this clause, both parties acknowledge their understanding of and agreement to their respective responsibilities for sales and use tax compliance within the United States. The Purchaser shall indemnify and hold BITMAIN harmless from and against any and all liability of tax filing, claims, late payment interest, fines, penalties in relation to sales and use tax, property tax, value-added taxes and any other governmental charges and duties connected with the sale and use of the Products provided by BITMAIN or the payment of any amounts hereunder, provided that such liability, governmental charges and duties is caused or attributed to the Purchaser’s gross negligence or willful default.

4. Shipping of Products

4.1 The Parties agree that the shipping of the Products shall be completed as follows:

(a) BITMAIN shall notify the Purchaser when a batch or a portion of the batch of the Products is ready for shipment (“Ready-to-Ship Notification”) during or after the Shipping Period as set forth in the applicable Order (in any event no later than 30th day after the expiration of the Shipping Period in such Order), provided that, the Purchaser shall have fulfilled its payment obligations in accordance with this Agreement and the applicable Order. For each batch, BITMAIN shall be entitled to ship by installments and send a Ready- to-Ship Notification for each installment. BITMAIN shall be deemed to have fulfilled its obligation to deliver the Products once BITMAIN sends the Purchaser the Ready-to-Ship Notification.

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(b) Within three (3) days upon the receipt of the Ready-to-Ship Notification, the Purchaser shall inform BITMAIN of a shipping address or its intention to self-pick up the Products in a manner as agreed by the Parties (the “Confirmation”). The title and risk of loss or damage to the Products shall pass to the Purchaser when BITMAIN delivers the Products to the carrier, or when the Purchaser self-picks up the Products, whichever is applicable.

(c) If the Purchaser fails to provide the Confirmation within thirty (30) days following receipt of the Ready-to-Ship Notification, BITMAIN shall be entitled to handle the Products in any manner it deems appropriate.

(d) Under no circumstance shall BITMAIN be required to refund the payment already made if the Purchaser fails to provide the Confirmation.

4.2 Subject to Clause 4.1 and the limitations stated in this Article, the terms of delivery of the Products shall be FCA (BITMAIN’s factory or warehouse) according to Incoterms 2020. The Parties hereby acknowledge and agree that the delivery of the Products to the carrier shall occur outside of the jurisdiction of the United States.

4.3 In the event of any discrepancy between this Agreement and BITMAIN’s cargo insurance policy regarding the insurance coverage, the then effective BITMAIN cargo insurance policy shall prevail, and BITMAIN shall be required to provide the then effective insurance coverage to the Purchaser.

4.4 If BITMAIN, at its own fault, fails to send the Ready-to-Ship Notification within thirty (30) daysafter the expiration of the Shipping Period as set forth in the applicable Order, the Purchaser shall be entitledto cancel such batch of Products and request BITMAIN to refund the respective price of such undelivered batch of Products already paid by the Purchaser together with an interest at 0.0333% perday for the period from the next day of each payment of the price of such batch of Products to the date immediately prior to the request of refund. In the event that the Purchaser does not cancel undelivered batch of Products and requests BITMAIN to perform its delivery obligation, BITMAIN shall continue to perform its delivery obligation and compensate the Purchaser in accordance with Clause 4.5 of this Agreement.

4.5 If BITMAIN, at its own fault, fails to send the Ready-to-Ship Notification within thirty (30) daysafter expiration of the Shipping Period as set forth in in the applicable Order and the Purchaser does not cancel such batch of Products and requests BITMAIN to perform its delivery obligations, BITMAIN shall make a compensation to the Purchaser. The compensation shall equal to the aggregate amount of 0.0333% per day of the respective price already paid by the Purchaser of such undelivered batch of Products for the period from the next day of each payment of the price of such batch of Products to the date immediately prior to the request of compensation. The compensation shall be made in the form of increase to the Contracted Hashrate by delivery of more Products representing the amount ofcompensation. If there is balance of compensation after deducting the price of increased Products, or the compensation amounts less than the price of one unit of Product, the balance of the compensationor the compensation shall be made in the form of credit to the balance of the Purchaser.

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4.7 Logistics costs shall be borne by the Purchaser. BITMAIN shall be entitled to collect payments on behalf of the logistics service providers and issue logistics service invoices if the Purchaser requests BITMAIN to send the Products. If the Purchaser requests BITMAIN to send the Products on behalf of the Purchaser, BITMAIN will send a shipping confirmation to the Purchaser after it has delivered the Products to the carrier.

4.8 Notwithstanding anything to the contrary contained in Clauses 4.4 and 4.5, under no circumstances, BITMAIN shall be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to the carrier, the customs, and the import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Products for any reason whatsoever.

4.9 BITMAIN shall not be responsible for, and the Purchaser shall be fully and exclusively responsible for any loss of Product(s), personal injury, property damage, other damage or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation from BITMAIN to the Purchaser.

4.10 BITMAIN has the right to discontinue the sales of the Products and to make changes to its Products at any time, without prior approval from or notice to the Purchaser.

4.11 If the Product(s) is rejected and/or returned to BITMAIN due to any reason and regardless of the cause of such delivery failure, the Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless BITMAIN against any and all related expenses, fees, charges and costs incurred, arising out of or incidental to such rejection and/or return (the “Return Expense”). Furthermore, if the Purchaser would like to ask for BITMAIN’s assistance in redelivering such Product(s) or in any other manner, and if BITMAIN at its sole discretion decides to provide this assistance, then in addition to the Return Expense, the Purchaser shall also pay BITMAIN an administrative fee in accordance with BITMAIN’s then applicable internal policy.

4.12 If the Purchaser fails to provide BITMAIN with the Confirmation or the shipping address provided by the Purchaser is a false address or does not exist, or the Purchaser rejects to accept the Products when delivered, any related costs occurred (including storage costs, warehousing charge and labor costs) shall be borne by the Purchaser.

4.13 The Purchaser shall inspect the Products within seven (7) days (the “Acceptance Time”) after receiving the Products (the date of signature on the carrier’s delivery voucher shall be the date of receipt, or the date when the Purchaser self-picks up the Products, whichever is applicable). If the Purchaser does not raise any written objection within the Acceptance Time, the Products delivered by BITMAIN shall be deemed to be in full compliance with the provisions of this Agreement. The Products delivered are neither returnable nor refundable.

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4.14 The cargo insurance (if applicable) coverage provided by BITMAIN is subject to the following limitations and exceptions:

(a) loss damage or expense attributable to willful misconduct of the Assured;

(b) ordinary leakage, ordinary loss in weight or volume, or ordinary wear and tear of the subject-matter insured;

(c) loss damage or expense caused by insufficiency or unsuitability of packing or preparation of the subject-matter insured (for the purpose of this paragraph, “packing” shall be deemed to include stowage in a container or liftvan but only when such stowage is carried out prior to attachment of this insurance or by the Assured or their servants);

(d) loss damage or expense caused by inherent vice or nature of the subject matter insured;

(e) loss damage or expense proximately caused by delay, even though the delay be caused by a risk insured against (except expenses payable);

(f) loss damage or expense arising from insolvency or financial default of the owners managers charterers or operators of the vessel;

(g) loss, damage, or expense arising from the use of any weapon of war employing atomic or nuclear fission, and/or fusion or other like reaction or radioactive force or matter;

(h) loss, damage or expense arising from unseaworthiness of vessel or craft, unfitness of vessel craft conveyance container or liftvan for the safe carriage of the subject-matter insured, where the Assured or their servants are privy to such unseaworthiness or unfitness, at the time the subject-matter insured is loaded therein;

(i) the Underwriters waive any breach of the implied warranties of seaworthiness of the ship and fitness of the ship to carry the subject-matter insured to destination, unless the Assured or their servants are privy to such unseaworthiness or unfitness;

(j) loss, damage or expense caused by (1) war, civil war, revolution, rebellion, insurrection, or civil strife arising therefrom, or any hostile act by or against a belligerent power, (2) capture, seizure, arrest, restraint or detainment (piracy excepted), and the consequences thereof or any attempt threat, (3) derelict mines, torpedoes, bombs, or other derelict weapons of war; and

(k) loss, damage, or expense caused by strikers, locked-out workmen, or persons taking part in labor disturbances, riots or civil commotion, resulting from strikes, lock-outs, labor disturbances, riots or civil commotions, caused by any terrorist or any person acting from a political motive.

5. Customs

5.1 BITMAIN shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances for the export of the Product(s) that are required to be obtained by BITMAIN or the carrier under Applicable Laws.

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5.2 The Purchaser shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Products to the country of delivery as indicated in the shipping information, that arerequired to be obtained by the Purchaser or the carrier under Applicable Laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Products.

5.3 BITMAIN shall not be liable for any loss caused by confiscation, seizure, search or other actions taken by government agencies such as customs, except such loss is attributable to BITMAIN’s negligence or fault.

6. Warranty

6.1 The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser’s sole and exclusive remedy, and BITMAIN’s entire liability, will be to repair or replace, at BITMAIN’s option, the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser. If the Purchaser requires BITMAIN to provide any Warranty services, the Purchaser shall complete the appropriate actions on BITMAIN Website in accordance with the requirements of BITMAIN and send the Product(s) to the place designated by BITMAIN within the time limit required by BITMAIN. Otherwise, BITMAIN shall be entitled to refuse to provide the Warranty services.

6.2 The Parties acknowledge and agree that the warranty provided by BITMAIN as stated in the preceding paragraph does not apply to the following:

(a) normal wear and tear;

(b) damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;

(c) damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

(d) damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;

(e) damage caused by operator error, or non-compliance with instructions as set out in accompanying documentation provided by BITMAIN;

(f) alterations by persons other than BITMAIN, or its associated partners or authorized service facilities;

(g) Product(s), on which the original software has been replaced or modified by persons other than BITMAIN, or its associated partners or authorized service facilities;

(h) counterfeit products;

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(i) damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;

(j) damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation provided by BITMAIN;

(k) failure of the Product(s) caused by usage of products not supplied by BITMAIN; and

(l) burnt hash boards or chips.

In case the warranty is voided, BITMAIN may, at its sole discretion, provide repair service to the Purchaser, and the Purchaser shall bear all related expenses and costs.

6.3 Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Products provided by BITMAIN do not guarantee any cryptocurrency mining time and, BITMAIN shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Products. BITMAIN does not warrant that the Products will meet the Purchaser’s requirements or the Products will be uninterrupted or error free. Except as provided in Clause 6.1, BITMAIN makes no warranties to the Purchaser with respect to the Products, and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

6.4 In the event of any ambiguity or discrepancy between this Clause 6 and BITMAIN’s After-sales Service Policy on BITMAIN Website from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy. Please refer to BITMAIN Website for detailed terms of warranty and after-sales maintenance. BITMAIN has no obligation to notify the Purchaser of the update or modification of such terms.

6.5 During the warranty period, if the hardware of the product(s) needs to be repaired or replaced, the Purchaser shall bear the logistics costs of shipping the Product(s) to the address designated by BITMAIN, and BITMAIN shall bear the logistics costs of shipping back the repaired or replaced Product(s) to the address designated by the Purchaser. The Purchaser shall bear all and any additional costs incurred due to incorrect or incomplete delivery information provided by the Purchaser and all and any risks of loss or damage to the Product(s), or the parts or components of the Products(s) during the transportation period returned by BITMAIN to the Purchaser.

7. Representations and Warranties

7.1 BITMAIN and the Purchaser make the following representations and warranties to each other:

(a) It is duly incorporated or organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation or organization. It has the full power and authority to own its assets and carry on its businesses.

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(b) The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

(c) It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(d) The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with any Applicable Laws, its constitutional documents; or any agreement or instrument binding upon it or any of its assets.

(e) All authorizations required or desirable, to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement; to ensure that those obligations are legal, valid, binding and enforceable; and to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been, or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

(f) It is not aware of any circumstances which are likely to lead to any authorization obtained or effected not remaining in full force and effect, any authorization not being obtained, renewed or effected when required or desirable; or any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

(g) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions; and the purchase of the Products will not violate any Sanctions or import and export control related laws and regulations.

(h) All information supplied by BITMAIN/the Purchaser is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

(i) It acknowledges and agrees that, in entering into this Agreement, the other Party has relied on the representations and warranties set forth in this Clause 7.1 and Clause 14.

8. Indemnification and Limitation of Liability

8.1 The Purchaser shall, during the term of this Agreement and at any time thereafter, indemnify and save BITMAIN and/or its Affiliates harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to the Products pursuant to this Agreement.

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8.2 Notwithstanding anything to the contrary herein, BITMAIN and its Affiliates shall under no circumstances, be liable to the Purchaser for any consequential loss, or any indirect, incidental, special, exemplary or punitive damages, or any measure of damages based on diminution in value or based on any loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity or similar concept arising out of or in connection with this Agreement, and the Purchaser hereby waives any claim it may at any time have against BITMAIN and its Affiliates in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

8.3 BITMAIN and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the payment actually received by BITMAIN from the Purchaser for the Products under this Agreement.

8.4 The Products are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Products may pose the risk of environmental harm or physical injury or death to humans. In addition to the disclaimer of warranties set forth in Clause 6.3, BITMAIN further disclaims any express or implied warranty of fitness for any of the above described applications and any such use shall be at the Purchaser’s sole risk.

8.5 As far as permitted by laws, except for the warranty as set forth in Clause 6, BITMAIN provides no other warranty, explicit or implied, in any form, including but not limited to the warranty of the marketability, satisfaction of the quality, suitability for the specific purpose, not infringing third party’s right, etc. In addition, BITMAIN shall not be responsible for any direct, specific, incidental, accidental or indirect loss arising from the use of the Products, including but not limited to the loss of commercial profits.

8.6 BITMAIN shall not be liable for any loss caused by: (a) failure of the Purchaser to use the Products in accordance with the manual, specifications, operation descriptions or operation conditions provided by BITMAIN in writing; or (b) the non-operation of the Products during the replacement/maintenance period or caused by other reasons.

8.7 The above limitations and exclusions shall survive and apply: (a) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (b) whether or not BITMAIN has been advised of the possibility of such damages. The Parties acknowledge the limitation of liability and the allocation of risks in this Clause 8 is an essential element of the basis of the bargain between the Parties under this Agreement and BITMAIN’s pricing reflects this allocation of risks and the abovementioned limitations of liability.

9. Distribution

9.1 This Agreement does not constitute a distributor agreement between BITMAIN and the Purchaser. Therefore, the Purchaser acknowledges that it is not an authorized distributor of BITMAIN.

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9.2 The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of BITMAIN or BITMAIN (ANTMINER) or their respective Affiliates, or perform any act that will cause it to be construed as an authorized distributor of BITMAIN or BITMAIN (ANTMINER) or their respective Affiliates. As between the Purchaser and BITMAIN, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Products for the Purchaser’s redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

10. Intellectual Property Rights

10.1 The Parties agree that the Intellectual Property Rights in any way contained in the Products, made, conceived or developed by BITMAIN and/or its Affiliates for the Products under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Products by BITMAIN and/or acquired by BITMAIN from any other person in performance of this Agreement shall be the exclusive property of BITMAIN and/or its Affiliates.

10.2 Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Products shall remain the exclusive property of BITMAIN and/or its Affiliates and/or its licensors. Except for licenses explicitly identified in BITMAIN’s shipping confirmation or in this Clause 10.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of BITMAIN and/or its Affiliates or any Intellectual Property residing in the Products provided by BITMAIN to the Purchaser, including in any documentation or any data furnished by BITMAIN. BITMAIN grants the Purchaser a non-exclusive, non-transferrable, royalty-free and irrevocable license of BITMAIN and/or its Affiliates’ Intellectual Property Rights to solely use the Products delivered by BITMAIN to the Purchaser for their ordinary function, and subject to the provisions set forth herein. The Purchaser shall in no event violate the Intellectual Property Rights of BITMAIN and/or its Affiliates and/or its licensors.

10.3 The Purchaser shall not illegally use or infringe the Intellectual Property Rights of the Products in any way. Otherwise, BITMAIN shall have the right to request the Purchaser to take immediate remedial measures and assume full responsibilities, including but not limited to ceasing the infringement immediately, eliminating the impact, and compensating BITMAIN and/or its Affiliates for all losses arising out of the infringement, etc.

10.4 The Purchaser shall not use any technical means to disassemble, mapping or analyze the Products of BITMAIN, and shall not reverse engineer or otherwise attempt to derive or obtain information about the function, manufacture or operation of the Products, to retrieve relevant technical information of the Products and use it for commercial purposes. Otherwise, the Purchaser shall be liable for losses caused to BITMAIN in accordance with Clause 10.3.

10.5 If applicable, payment by the Purchaser of non-recurring charges to BITMAIN for any special designs, or engineering or production materials required for BITMAIN’s performance of obligations for customized Products, shall not be construed as payment for the assignment from BITMAIN to the Purchaser of title to such special design, engineering or production materials. BITMAIN shall be the sole owner of such special designs, engineering or production materials with regard to such Products.

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11. Confidentiality and Communications

11.1 All information concerning this Agreement and matters pertaining to or derived from the provision of Products pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.

12. Term of this Agreement

12.1 The Purchase is entitled to purchase no more than 80,000 Products during the term of this Agreement.

12.2 The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Agreement in advance.

12.3 This Agreement shall have a term effective from the date upon execution by both Parties of this Agreement (“Effective Date”) and expiring on the second (2nd) anniversary of the Effective Date and shall remain effective up to and until the delivery of the last batch of Products under the applicable Order (whichever is later).

13. Notices

13.1 All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Clause 13.

13.2 Each Party undertakes that the documents, materials, vouchers, order information, payment account information, credential numbers, mobile phone numbers, transaction instructions and so on provided by the Party shall be true, correct, complete and effective, and the information does not contain any statement that is false or misleading.

13.3 If there is any suspicious transaction, illegal transaction, risky transaction or other risky events of the Purchaser’s account registered on BITMAIN Website, the Purchaser agrees that BITMAIN shall have the right to disclose the Purchaser’s registration information, transaction information, identity information, logistics information upon the request of relevant judicial agencies, regulatory agencies or third-party payment institutions for investigation purpose. In addition, if necessary, the Purchaser shall provide further information upon BITMAIN’s request.

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13.4 The following are the initial address of each Party:

If to the Purchaser:

Address:	[***]

Attn:	[***]

Phone:	[***]

Email:	[***]

If to BITMAIN:

Address:	[***]

Attn:	[***]

Phone:	[***]

Email:	[***]

13.5 All such notices and other communications shall be deemed effective in the following situations:

(a) if sent by delivery in person, on the same day of the delivery;

(b) if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and

(c) if sent by electronic mail, at the entrance of the related electronic mail into the recipient’s electronic mail server.

14. Compliance with Laws and Regulations

14.1 Each Party undertakes that it will fully comply with all Applicable Laws in relation to export and import control and Sanctions and shall not take any action that would cause the other Party or any of its Affiliates to be in violation of any export and import control laws or Sanctions. Each Party shall also be fully and exclusively liable for and shall defend, fully indemnify and hold harmless the other Party and/or its Affiliates from and against any and all claims, demands, actions, costs or proceedings brought or instituted against the other Party and/or its Affiliates arising out of or in connection with any breach by the Party or the carrier of any Applicable Laws in relation to export and import control or Sanction.

14.2 Each Party acknowledges and agrees that the Products in this Agreement are subject to the export control laws and regulations of all related countries, including but not limited to Export Administration Regulations of the United States (“EARs”). Without limiting the foregoing, each Party shall not, without receiving the proper licenses or license exceptions from all related governmental authorities, including but not limited to the U.S. Bureau of Industry and Security, distribute, re-distribute, export, re-export, or transfer any Products subject to this Agreement either directly or indirectly, to any national of any country identified in Country Groups D:1 or E:1 as defined in the EARs. In addition, the Products under this Agreement may not be exported, re-exported, or transferred to (a) any person or entity for military purposes; (b) any person or entity listed on the “Entity List”, “Denied Persons List” or the SDN List as such lists are maintained by the U.S. Government, or (c) an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (x) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (y) the design, development, production, or use of missiles or support of missiles projects; and (z) the design, development, production, or use of chemical or biological weapons. Each Party further agrees that it will not do any of the foregoing in violation of any restriction, law, or regulation of the European Union or an individual EU member state that imposes on an exporter a burden equivalent to or greater than that imposed by the U.S. Bureau of Industry and Security.

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14.3 Each Party undertakes that it will not take any action under this Agreement or use the Products in a way that will be a breach of any anti-money laundering laws, any anti- corruption laws, and/or any counter-terrorist financing laws.

14.4 The Purchaser warrants that the Products have been purchased with funds that are from legitimate sources and such funds do not constitute proceeds of criminal conduct, or realizable property, or proceeds of terrorism financing or property of terrorist. If BITMAIN receives, including but not limited to investigation, evidence collection, restriction and other measures, from any competent organizations or institutions, the Purchaser shall immediately cooperate with BITMAIN and such competent organizations or institutions in the investigation process, and BITMAIN may request the Purchaser to provide necessary security if so required. If any competent organizations or institutions request BITMAIN to seize or freeze the Purchaser’s Products and funds (or take any other measures), BITMAIN shall be obliged to cooperate with such competent organizations or institutions, and shall not be deemed as breach of this Agreement. The Purchaser understands that if any Person resident in the Relevant Jurisdiction knows or suspects or has reasonable grounds for knowing or suspecting that another Person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the Person will be required to report such knowledge or suspicion to the competent authorities. The Purchaser acknowledges that such a report shall not be treated as breach of confidence or violation of any restriction upon the disclosure of information imposed by any Applicable Law, contractually or otherwise.

15. Force Majeure

15.1 To the extent that the performance of any obligation of either Party under this Agreement (other than an obligation to make payment) is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure Event and subject to the exercise of reasonable diligence by the other Party, the obligations of Parties to the extent they are affected by the Force Majeure Event (other than an obligation to make payment), shall be suspended for the duration of any inability so caused; provided that, the Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of such event: (i) notify the other Party of the nature, condition, date of inception and expected duration of such Force Majeure Event and the extent to which the claiming Party expects that the Force Majeure Event may delay, prevent or hinder such Party from performing its obligations under this Agreement; and (ii) use its best effort to remove any such causes and resume performance under this Agreement as soon as reasonably practicable and mitigate its effects.

15.2 Except in the case of an event of Force Majeure, neither party may terminate this Agreement prior to its expiry date.

15.3 The Purchaser hereby acknowledges and warrants that this Agreement shall not be terminated by the Purchaser for the reasons of the restrictions or prohibitions of the cryptocurrency mining activities by any Applicable Laws or Governmental Authority except for United States. This Clause 15.3 shall prevail over all other clauses herein.

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16. Entire Agreement and Amendment

16.1 This Agreement constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties.

17. Assignment

17.1 BITMAIN may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. The Purchaser may not assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part without BITMAIN’s prior written consent.

17.2 This Agreement shall be binding upon and inure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

18. Severability

18.1 To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a competent court or arbitral tribunal, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

19. Personal Data

19.1 Depending on the nature of the Purchaser’s interaction with BITMAIN, some examples of personal data which BITMAIN may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

19.2 BITMAIN generally does not collect the Purchaser’s personal data unless (a) it is provided to BITMAIN voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to BITMAIN (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. BITMAIN shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by Applicable Laws).

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20. Survival

20.1 All provisions of Clauses 5, 6, 8, 9, 10, 11, 14 and 19 shall survive the termination or completion of this Agreement.

21. Conflict with the Terms and Conditions

21.1 In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Terms and Conditions of BITMAIN on BITMAIN Website from time to time, the provisions of this Agreement shall prevail and the Parties shall comply with and give effect to this Agreement.

22. Governing Law and Dispute Resolution

22.1 This Agreement shall be solely governed by and construed in accordance with the laws of the State of Delaware, the United States.

22.2 All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Houston, Texas before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be an attorney admitted to practice law in the State of Delaware. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction. The breaching Party shall bear the attorney and arbitration fees of the non-breaching Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

23. Waiver

23.1 Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

24. Counterparts and Electronic Signatures

24.1 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

25. Further Assurance

25.1 Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

[The rest part of the page is intentionally left in blank]

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Signed for and on behalf of BITMAIN

BITMAIN TECHNOLOGIES DELAWARE LIMITED

Signature:	/s/ Cheng Ran
Title:	Authorised Signatory

Signed for and on behalf of the Purchaser

Ethereal Tech US Corporation

Signature:	/s/ Liang Lu
Title:	Authorised Signatory

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Appendix A

1. Purchaser Stock Payment Option. The Purchaser shall have an option (the “Stock Payment Option”) to pay all or a portion of the Second Interim Payment, as set forth in each Order by causing BitFuFu Inc., a Cayman Islands exempted company which indirectly holds all of the equity interests in the Purchaser (the “Purchaser Parent”) to issue and deliver to BITMAIN certain number of shares of Purchaser Parent Common Stock (as defined below) equal to (i) the applicable amount of the Second Interim Payment the Purchaser elects to be paid in Purchaser Parent Common Stock, divided by (ii) 80% of its deemed per share issue price (the “Deemed Per Share Issue Price”), subject to the terms and conditions set forth in the subscription agreement in substantially the form attached hereto as Exhibit I (the “Subscription Agreement”). The Deemed Per Share Issue Price of any Purchaser Parent Common Stock (as defined below) shall equal the average closing price of the class A ordinary shares, par value US$0.0001 per share, of the Purchaser Parent (the “Purchaser Parent Common Stock(s)”) traded on the applicable Nasdaq exchange for the thirty (30) continuous trading days immediately preceding the applicable payment date of the applicable batch of the Products under the applicable Order.

2. Exercise of Stock Payment Option. To exercise the Stock Payment Option, the Purchaser shall deliver a written notice (the “Exercise Notice”) to BITMAIN at least five (5) Business Days prior to the applicable payment deadline set forth in the applicable Order confirming the Purchaser’s intention to exercise the Stock Payment Option. Each Exercise Notice shall set forth: (i) the aggregate number of the Purchaser Parent Common Stocks to be issued to BITMAIN in connection with such exercise of the Stock Payment Option, (ii) the applicable Deemed Per Share Issue Price, and (iii) the total dollar amount deemed to be paid in stock which shall equal (x) the number of the Purchaser Parent Common Stocks to be issued to BITMAIN upon such exercise of the Stock Payment Option multiplied by (y) the applicable Deemed Per Share Issue Price. The applicable number of the Purchaser Parent Common Stocks shall be issued and delivered to BITMAIN pursuant to the terms and conditions of the Subscription Agreement duly executed by the BitFuFu Inc. and BITMAIN with respect to such shares. The Purchaser shall cause BitFuFu Inc. to duly execute the Subscription Agreement with BITMAIN and to issue and deliver the aggregate number of the Purchaser Parent Common Stocks set forth in the Exercise Notice to BITMAIN within two (2) months of the applicable payment date of the applicable batch of the Products under the applicable Order, and shall use its best efforts to ensure the foregoing actions are completed as soon as practicable.

3. Registration Statement. As of a date no later than 60 calendar days following the first issuance date of any Purchaser Parent Common Stocks to BITMAIN (the “Filing Deadline”), the Purchaser shall have caused BitFuFu Inc. to file with the Securities and Exchange Commission a registration statement (the “Registration Statement”) registering the resale of the number of the Purchaser Parent Common Stocks issued, and to use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 120 calendar days following the Filing Deadline. The Purchaser shall cause BitFuFu Inc. to use its commercially reasonable efforts to keep such Registration Statement, and any qualification, exemption or compliance under state securities laws which BitFuFu Inc. determines to obtain, continuously effective with respect to BITMAIN, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the date that (i) BITMAIN ceases to hold any Purchaser Parent Common Stocks obtained by virtue of this Agreement, or (ii) all Purchaser Parent Common Stocks obtained by virtue of this Agreement held by BITMAIN may be sold without any transfer restrictions (including pursuant to Rule 144 promulgated under the Securities Act).

4. No “Market Stand-off” Agreement. The Purchaser acknowledges and agrees, and shall ensure, that no Purchaser Parent Common Stock issued to BITMAIN hereunder shall be subject to any transfer restrictions or any market stand-off or lock-up agreement, other than transfer restrictions under the applicable securities laws.

6. Suspension. BITMAIN’s obligations to deliver the Products shall be suspended for any period in which the Purchaser is in breach of this Agreement, including, without limitation, the applicable installment payment due and payable by the Purchaser is not paid or the Registration Statement is not effective.

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Exhibit I

Form Subscription Agreement

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [date], by and between BitFuFu Inc., a Cayman Islands exempted company (“Issuer”), and the investor listed on the Schedule of Subscriber attached hereto (the “Investor”). The Issuer and the Subscriber are each referred to herein as a “Party,” and collectively as “Parties.”

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1. Subscription. Pursuant to the terms and subject to the conditions of this Agreement, the Investor agrees to subscribe for, and the Issuer agrees to issue to the Investor, that certain number of Shares (the “Subscribed Shares”) calculated by dividing the subscription amount (the “Subscription Amount”) of such Investor set forth opposite such Investor’s name in the Schedule of Subscriber by the subscription price per Share. The subscription price per Share shall be calculated based on the average closing price of the Issuer’s class A ordinary shares, par value US$0.0001 per share (the “Shares”), traded on the applicable Nasdaq exchange for the thirty (30) continuous trading days immediately preceding the Closing Date (as stipulated in the Schedule of Subscriber) multiplied by 0.8.

2. Issuance. As promptly as reasonably practicable following the execution of this Subscription Agreement, (i) the Investor shall deliver to Issuer the Subscription Amount in the manner described in the Schedule of Subscriber attached hereto, and (ii) Issuer shall issue the Shares to the Investor and cause the Shares to be registered in the name of the Investor on Issuer’s books and records. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

3. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription and issuance of the Shares, as applicable, as contemplated by this Subscription Agreement.

4. Issuer Representations and Warranties. Issuer represents and warrants to the Investor that:

(a) Issuer is a limited liability company duly formed, validly existing and in good standing under the laws of the Cayman Islands. Issuer has all limited liability company power and authority to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s amended and restated memorandum and articles of association (as in effect at such time of issuance) or under the Cayman Islands Companies Act (2023 Revision), as amended.

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(c) This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by Issuer to the Investor.

5. Investor Representations and Warranties. The Investor represents and warrants to Issuer that:

(a) If the Investor is not an individual, the Investor is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so duly organized, validly existing or in good standing would not reasonably be expected to result in a material adverse effect on the Investor’s ability to perform its obligations hereunder.

(b) If the Investor is not an individual, the execution and performance by the Investor of this Subscription Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of the Investor. The Investor has the power and authority to execute, deliver and perform its obligations under this Subscription Agreement and this Subscription Agreement has been duly executed and delivered by the Investor and is legal, valid, binding and enforceable upon and against the Investor (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity).

(c) The Investor is, and was at the time the Investor was offered the Shares, an accredited investor (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). Any information that has been furnished or that will be furnished by the Investor to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission.

(d) The Investor is acquiring the Shares for its own account, for investment purposes only and not with a view to, or the resale in connection with, any distribution thereof that would not otherwise comply with the Securities Act.

(e) The Investor understands that (i) the Shares have not been registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and that the Shares are being issued and sold by Issuer in transactions exempt from the registration requirements of the Securities Act by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Investor and of the other representations made by the Investor in this Subscription Agreement and (ii) all or any part of the Shares may not be offered or sold except pursuant to effective registration statements or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws.

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(f) The Investor acknowledges and agrees that the Shares will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act. The Investor agrees:

(A) that the Investor will not sell, assign, pledge, give, transfer, or otherwise dispose of the Shares or any interest therein, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of state securities laws; (B) that the certificates representing the Shares will bear a legend making reference to the foregoing restrictions (which, for the avoidance of doubt, shall be removed as soon as practicable after the Registration Statement (as defined below) (or any other registration statement registering the Subscribed Shares) becomes effective); and (C) that the Issuer and its affiliates shall not be required to give effect to any purported transfer of such Shares, except upon compliance with the foregoing restrictions.

(g) The Investor has such knowledge, skill, sophistication and experience in business, financial and investment matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares. With the assistance of the Investor’s own professional advisors, to the extent that the Investor has deemed appropriate, the Investor has made its own legal, tax, accounting, and financial evaluation of the merits and risks of an investment in the Shares and the consequences of this Subscription Agreement. The Investor has considered the suitability of the Shares as an investment in light of its own circumstances and financial condition and the Investor is able to bear the risks associated with an investment in the Shares, and it is authorized to invest in the Shares and has determined that it is a suitable investment for the Investor. The Investor understands that it must bear the economic risk of its investment in the Shares indefinitely and is able to bear such risk and is able to afford a complete loss of such investment.

(h) The Investor represents that it is not relying on (and will not at any time rely on) any communication (written or oral) of the Issuer, as investment advice or as a recommendation to purchase the Shares, it being understood that information and explanations related to the terms and conditions of the Shares and the other transaction documents shall not be considered investment advice or a recommendation to purchase the Shares. The Investor confirms that the Issuer has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (B) made any representation to the undersigned regarding the legality of an investment in the Shares under applicable legal investment or similar laws or regulations. In deciding to purchase the Shares, the undersigned is not relying on the advice or recommendations of the Issuer and the undersigned has made its own independent decision that the investment in the Shares is suitable and appropriate for the undersigned.

(i) The Investor acknowledges that it has reviewed all materials the Investor deemed necessary for the purpose of making an informed investment decision with respect to the Shares, including information regarding Issuer and its subsidiaries.

(j) The Investor understands that no federal or state agency has passed upon the merits or risks of an investment in the Shares or made any finding or determination concerning the fairness or advisability of this investment.

(k) The Investor acknowledges that neither the Issuer nor any other person offered to sell the Shares to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

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6. Grant of Registration Rights. The Issuer agrees that:

(a) Within sixty (60) calendar days after the Closing Date (the “Filing Deadline”), the Issuer shall use reasonable commercial efforts to file with the Securities and Exchange Commission a registration statement on the Form F-1 or F-3 (the “Registration Statement”) registering the resale of the Shares, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than 120 calendar days following the Filing Deadline (the “Effectiveness Date”); provided, however, that the Issuer’s obligation to include the Subscribed Shares in the Registration Statement are contingent upon the Investor furnishing in writing to the Issuer such information regarding the Investor, the securities of the Issuer held by the Investor and the intended method of disposition of the Shares as shall be reasonably requested in writing by the Company to effect the registration of the Shares, and the Investor shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations.

(b) Any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligation to file or effect such Registration Statement set forth in this Section 6.

(c) Any Subscribed Shares shall cease to have the benefits of this Section 6 when (A) a Registration Statement with respect to the sale of such Subscribed Shares shall have become effective under the Securities Act and such Subscribed Shares shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement;

(B) such securities shall have been otherwise transferred, new certificates for such Subscribed Shares not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such Subscribed Shares shall have ceased to be outstanding; (D) such Subscribed Shares may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such Subscribed Shares have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach.

8. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

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(b) Issuer may request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c) The Investor acknowledges that Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement.

(d) Each of Issuer and the Investor are entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the consummation of the transactions contemplated by this Subscription Agreement. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the consummation of the transactions contemplated by this Subscription Agreement until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Subscription Agreement. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

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(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 8(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(m).

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9. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of Issuer expressly contained in Section 4 of this Subscription Agreement, in making its investment or decision to invest in Issuer.

10. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) if delivered by hand, when delivered in person, (ii) if sent by registered post or courier, on the date of acknowledgement of receipt of the communication by the addressee, (iii) if sent by email, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server. Notices shall be addressed to the respective Parties at the following addresses:

If to the Investor, to:

Address: [    ]
Attn: [    ]

Email: [    ]

If to Issuer, to:

Address: [    ]
Attn: [    ]

Email: [   ]

or to such other address or addresses as the parties may from time to time designate in writing.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

For and on behalf of

BitFuFu Inc.

By:
Name:
Title:

For and on behalf of

[Investor]

By:
Name:
Title:

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SCHEDULE OF SUBSCRIBER

Name of Investor
Subscription Amount
Manner of delivery of Subscription Amount
Number of Subscribed Shares
Closing Date

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APPENDIX B

to Framework Agreement (BM Ref: [***]) dated [-], 2024

Sample Order

ORDER No. [-] dated [-], 2024 (hereinafter referred to as the “Order”)

to Framework Sales and Purchase Agreement (BM Ref: [***]) dated [-] 2024 (the “Agreement”) between BITMAIN TECHNOLOGIES DELAWARE LIMITED, a corporation incorporated under the laws of the State of Delaware of the United States of America (File No. 6096946), having its registered office at 840 New Burton Street, Suite 201, Dover, Kent, DE 19904 (“BITMAIN”) and Ethereal Tech US Corporation, a corporation incorporated under the laws of the State of the United States of America (File No. 6472467), having its registered office at 1013 Centre Road, Suite 403S, Wilmington, Delaware, County of New Castle, the United States of America (“Purchaser”).

Unless otherwise specified, capitalized terms used herein shall have the same meaning as those defined in the Service Framework Agreement.

1. The specifications of the Products are as follows:

Type	Details
Product Name	HASH Super Computing Server

Model	[-]

Rated Hashrate per Unit, T	[-]

Rated power per Unit, W	[-]

J/T	[-]

Contracted Hashrate, T	[-]

Purchase Unit Price, US$/T	[-]

Quantity of the Products	[-]

Total Purchase Price (tax exclusive), US$	[-]

Description	1. BITMAIN procures with commercially reasonable efforts that the error range of the J/T indicator does not exceed 10%.

2. The Rated Hashrate per Unit and rated power per unit are for reference only and such indicator of each unit of Products may differ. BITMAIN makes no representation on the Rated Hashrate per Unit and/or the rated power per unit of any Products.

3. Purchaser shall not reject the Products on the grounds that the parameters of the delivered Products are not in consistence with the reference indicators.

2. The delivery of the Products under this Order:

2.1	The Purchaser shall choose the following Shipping Method:

☐	Shipping by BITMAIN via FedEx/DHL/UPS/other logistics company；

☐	Self-pick

2.2	It is estimated that each batch of Products shall be purchased and delivered in accordance with the following arrangements:

Batch	Model	Shipping Period	Reference Quantity	Total Rated Hashrate (T)	Purchase Unit Price (US$/T)	Corresponding Total Purchase Price (US$)
1	[-]	[-]	[-]	[-]	[-]	[-]
2	[-]	[-]	[-]	[-]	[-]	[-]
In Total

2.3	Delivery conditions: FCA (BITMAIN’s factory or warehouse) according to Incoterms 2020 to the place of delivery designated by the Purchaser.

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2.4	Both Parties confirm and agree that BITMAIN shall be entitled to adjust the total quantity of each batch of Products based on the total hashrate; provided that, the total hashrate of the Products actually delivered by BITMAIN to the Purchaser shall not be less than the Contracted Hashrate as agreed in paragraph 1 of this Order. BITMAIN makes no representation that the quantity of the actually delivered Products shall be the same as the Quantity of the Products set forth in paragraph 1.1 of this Appendix B.

2.5	In the event that BITMAIN publishes any new type of products with less J/T value and suspends the production of the type of the Products as agreed in this Agreement, BITMAIN shall be entitled to release itself from any future obligation to deliver any subsequent Products by 10-day prior notice to the Purchaser and continue to deliver new types of products to the Purchaser, the total hashrate of which shall be no less than such subsequent Products replaced under this Agreement and the price of which shall be determined in accordance with the J/T value. In the event that the Purchaser explicitly refuses to accept new types of products, the Purchaser is entitled to request, after two (2) years from the date of such refusal, for a refund of the remaining balance of the Total Purchase Price already paid by the Purchaser with no interest. If the Purchaser accepts the new types of Products delivered by BITMAIN, BITMAIN shall be obliged to deliver such new types of products to fulfill its obligations under this Agreement. The Purchaser may request to lower the total hashrate of the products delivered but shall not request to increase the total hashrate to the level exceeding the Contracted Hashrate. After BITMAIN publishes new types of products and if BITMAIN has not suspended the production of the types of Products under this Agreement, BITMAIN shall continue to deliver such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that BITMAIN has published new type(s) of products.

3.	Payment of the Total Purchase Price

3.1	BITMAIN’s BANK ACCOUNT info:

[***]

3.2	The payment shall be arranged by the Purchaser as follows:

(1)	Down Payment: [***]% of the Total Purchase Price of all batches of Products under this Order shall be paid in cash within seven (7) days after the execution of this Order.

(2)	First Interim Payment: [***]% of the Total Purchase Price of all batches of Products under this Order shall be paid in cash (a) at least three (3) months prior to the first day of the Shipping Period of such batch of Products, or (b) within seven (7) days after the execution of this Order, if this Order is executed within three (3) months prior to the first day of the Shipping Period of such batch of Products.

(3)	Second Interim Payment: [***]% of the Total Purchase Price of all batches of Products under this Order shall be paid (a) at least one (1) month prior to the first day of the Shipping Period of such batch of Products, or (b) within seven (7) days after the execution of this Order, if this Order is executed within one (1) month prior to the first day of the Shipping Period of such batch of Products. The Purchaser may make the Second Interim Payment using either cash or Purchaser Parent Common Stocks (as defined in Appendix A to the Agreement) in whole or in part. The specific arrangements for payments with stock shall be as outlined in Appendix A to the Agreement.

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(4)	Balance Payment: [***]% of the Total Purchase Price of each batch of Products under this Order shall be paid in cash within 365th day after the first day of the Shipping Period of such batch of Products.

3.3	Without prejudice to any provisions hereof, the Purchase Unit Price and the Total Purchase Price of the Products and any amount paid or payable by the Purchaser shall be denominated and paid in US Dollars (US$). Where the Parties agree that such payments shall be made in Digital Currency instead of US Dollars, the exchange rate between the US Dollars and the Digital Currency selected shall be determined by BITMAIN in its sole and absolute discretion. In the event that the Parties agree for the Purchaser to make payment under this Agreement in Digital Currency, Purchaser shall pay such amount of Digital Currency which, if converted into US$ using the spot rate at the time of such payment (the “Return Spot Rate”), would be no less than the amount that BITMAIN would receive in US$. The Return Spot Rate of any such Digital Currency shall be mutually agreed by the Parties in writing. Notwithstanding the above, BITMAIN shall have, at any time, the sole and absolute discretion to determine whether to accept a certain form of Fiat Currency, Digital Currency or other property instead of US Dollars for payment for any amount payable by the Purchaser under this Agreement. Unless otherwise agreed by BITMAIN, in the event that the Parties agree for the Purchaser to make payment in Digital Currency, the designated Digital Currency shall be the USDT. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

4.	Term and Termination of Order

4.1	This Order shall be effective upon execution by both Parties of this Order and shall remain effective up to and until the delivery of the last batch of Products hereunder.

4.2	The Parties agree that, unless this Agreement specifies otherwise, no Party shall terminate this Order in advance.

5.	Prevailing Provision

5.1	In the event of any discrepancy between the provision of this Order and the Framework Sales and Purchase Agreement, the provision in this Order shall prevail.

Signed for and on behalf of BITMAIN

BITMAIN TECHNOLOGIES DELAWARE LIMITED

Signature
Title

Signed for and on behalf of the Purchaser

Ethereal Tech US Corporation

Signature
Title

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